Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and	Global Communications Director
Chief Financial Officer	763-540-1212
763-540-1204

Tennant Company Reports 2015 Third Quarter Results

Company posts record third quarter net sales of $204.8 million;
Net sales increased 1.1 percent, or grew 7.6 percent organically;
Gross margin rose to 43.3 percent in third quarter;
Third quarter adjusted diluted EPS up 7.9 percent to $0.68;
Third quarter diluted EPS, as adjusted, on a “Constant Currency” basis increased 33.3 percent;
Incurs non-cash impairment charge for city cleaning assets and related restructuring charge;
Company narrows 2015 full year adjusted earnings guidance range and lowers sales guidance range

MINNEAPOLIS, October 27, 2015 - Tennant Company (NYSE:TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported a net loss of $1.0 million, or a loss of $0.05 per diluted share, on net sales of $204.8 million for the third quarter ended September 30, 2015. The 2015 third quarter included two special items that reduced net earnings by a total of $0.73 per diluted share: a non-cash long-lived asset impairment charge of $11.5 million, or $0.64 per diluted share, as a result of the classification of the company’s Green MachinesTM assets as held for sale; and a related restructuring charge of $1.6 million, or $0.09 per diluted share. Excluding these special items, adjusted 2015 third quarter net earnings totaled $12.1 million, or $0.68 per diluted share. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), Tennant would have reported 2015 third quarter net sales of $217.9 million and adjusted net earnings per diluted share of $0.84, which would have been an increase of 33.3 percent over the prior year quarter. (See the Supplemental Non-GAAP Financial Table.) In the 2014 third quarter, Tennant reported net earnings of $11.8 million, or $0.63 per diluted share, on net sales of $202.6 million.
“We had record revenues for a third quarter, again led by robust sales to strategic accounts in North America and global sales of new products,” said Chris Killingstad, Tennant Company's president and chief executive officer. “We remain pleased with our strong performance in Tennant’s largest market of North America, and our growth in the Asia Pacific region, both of which fueled organic sales gains.”

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Commenting on the special items in the third quarter, Killingstad stated: “We are focused on investing in the strongest growth opportunities, and those are in our core industrial and commercial cleaning solutions, including Orbio® technologies. After careful assessment, we have determined that our Green Machines outdoor city cleaning line does not sufficiently complement our core business, and therefore, we are exploring strategic alternatives for the Green Machines brand and related assets which constitute approximately 2 percent of our total sales. There can be no assurance that a transaction will take place; however, it is our intention to identify potential buyers who will drive further investment and growth in Green Machines products and service. Given that decision, we also recorded a restructuring charge in the third quarter, primarily in Europe, to reduce our infrastructure costs.”
Tennant remains committed to its $1 billion strategic growth goal through a strong new product pipeline in both the core business and in the Orbio Technologies Group, continued gains in emerging markets, a return to growth in Europe, a focus on strategic accounts and an enhanced go-to-market strategy designed to significantly expand the company’s worldwide market coverage and customer base.

Third Quarter Operating Review
The company's 2015 third quarter consolidated net sales of $204.8 million rose 1.1 percent compared to the prior year quarter. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 6.5 percent. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), increased approximately 7.6 percent.
In addition to higher sales to strategic accounts in North America in the 2015 third quarter, Tennant saw continued favorable global demand for new products, especially the T12 and T17 rider scrubbers and the T300 Walk-Behind Scrubber for the industrial and commercial markets, respectively. Sales of scrubbers equipped with the company’s ec-H2O™ technology grew approximately 8 percent compared to the prior year period, surpassing the $40 million mark in the third quarter.
Geographically, sales set a third quarter record in Tennant’s largest region, the Americas, up 4.8 percent, or approximately 8.3 percent organically, excluding an unfavorable foreign currency exchange impact of about 3.5 percent. Sales in Europe, Middle East and Africa (EMEA) were down 15.0 percent, or decreased approximately 2.0 percent organically, excluding an unfavorable foreign currency exchange impact of about 13.0 percent. Organic sales rose in Western Europe, but those gains were more than offset by sales declines in Russia and lower sales of outdoor equipment. Sales in the Asia Pacific region (APAC) increased 7.3 percent, and grew approximately 21.3 percent organically, excluding an unfavorable foreign currency exchange impact of about 14.0 percent. Tennant saw organic sales growth in all APAC countries, with particular strength in Australia and China.
Tennant's gross margin in the 2015 third quarter was 43.3 percent versus 43.0 percent in the prior year quarter. Despite the impact from prevailing foreign currency headwinds, gross margin improved 30 basis points due to improved operating efficiencies in both the direct service organization and manufacturing operations.

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Research and development (R&D) expense for the 2015 third quarter totaled $8.2 million, or 4.0 percent of sales, compared to $6.8 million, or 3.4 percent of sales, in the same quarter last year. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio Technologies Group, which is focused on advancing a suite of chemical free and other sustainable cleaning technologies.
Selling and administrative (S&A) expense in the 2015 third quarter totaled $64.7 million, or 31.6 percent of sales, and $62.9 million, or 30.7 percent of sales as adjusted to exclude the $1.8 million pre-tax restructuring charge. Tennant continued to invest in its sales growth and efficiency initiatives which, combined with the benefits from the 2015 third quarter restructuring, are anticipated to improve S&A leverage in future quarters. S&A in the 2014 third quarter was $63.2 million, or 31.2 percent of sales.
Tennant's 2015 third quarter operating profit was $4.6 million, or 2.2 percent of sales, and $17.5 million, or 8.6 percent of sales as adjusted, versus an operating profit of $17.1 million, or 8.4 percent of sales, in the year ago quarter. Due to the strength of the U.S. dollar in the 2015 third quarter, foreign currency exchange rates reduced operating profit by approximately $4.2 million. Tennant’s operating profit margin would have been 10.0 percent on an adjusted and “Constant Currency” basis (excluding the impact of unfavorable foreign currency exchange). Tennant remains committed to the goal of a 12 percent or above operating profit margin.

New Product and Technology Pipeline
Tennant Company continues to execute against the strongest new product pipeline in its history. Year to date in 2015, Tennant has introduced 33 new products and product variants, on top of 55 new products launched from 2012 to 2014.
Just after the 2015 third quarter end, Tennant introduced the IRIS® Asset Manager, an intelligent command center that helps customers drive operational consistency and reduce the cost to clean. Onboard technology collects machine usage, ec-H2O usage and machine location information. This data is available online 24/7 through an easy-to-use portal. The IRIS Asset Manager is currently available on 19 Tennant commercial and industrial cleaning machines in nine countries around the world.
Commented Killingstad: “Innovation fuels our revenue growth. We are excited about Tennant’s new core equipment products and technologies, such as IRIS, and our ongoing progress with sustainable cleaning solutions, including the next generation ec-H2O NanoClean™ as well as the Orbio® os3 from the Orbio Technologies Group.”
Tennant initially launched its next generation of sustainable cleaning technology, ec-H2O NanoClean, on its new T300 Walk-Behind Scrubber and now offers this technology on its T7 Micro Rider Scrubber as well. The new ec-H2O NanoClean technology will soon be available on the company’s full line of commercial scrubbers. The name NanoClean refers to the creation of nano-scale bubbles that are an important part of the cleaning mechanism. Like the original ec-H2O, the next generation ec-H2O NanoClean technology electrically converts water into an innovative solution that offers the same benefits as the original, but cleans better, cleans more soils, and is effective in more applications.

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Page 4 – Tennant Company Reports 2015 Third Quarter Results

In addition, the new Orbio os3, which delivers on-site generation of an effective multi-surface cleaner and an anti-microbial solution that meets EPA standards for disinfection and sanitization, continues to receive positive responses from customers across a variety of industries.
Tennant is committed to being an industry innovation leader and raising the standard for sustainable cleaning around the world.

2015 Nine Month Results
For the first ninth months ended September 30, 2015, Tennant’s net earnings totaled $18.9 million, or $1.01 per diluted share, on net sales of $606.0 million. Consolidated net sales were essentially flat compared to the prior year period. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 6.0 percent. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable) increased approximately 6.0 percent. Excluding special items, the 2015 nine month adjusted net earnings totaled $32.0 million, or $1.71 per diluted share. (See the Supplemental Non-GAAP Financial Table.) In the prior year first nine months, Tennant reported net earnings of $33.1 million, or $1.77 per diluted share, on net sales of $605.7 million.
Year-to-date 2015 gross margin was 43.2 percent up from 42.8 percent in the prior year period. R&D expense in the 2015 first nine months was $24.3 million, or 4.0 percent of sales, compared to $22.0 million, or 3.6 percent of sales, in the 2014 first nine months. S&A expense in the 2015 first nine months was $190.8 million, or 31.5 percent of sales, and $189.1 million or 31.2 percent of sales as adjusted to exclude the $1.8 million pre-tax restructuring charge, versus $187.9 million, or 31.0 percent of sales, in the year ago period.
Operating profit in the 2015 first nine months was $35.4 million, or 5.8 percent of sales, and $48.4 million and 8.0 percent of sales as adjusted, compared to $49.5 million, or 8.2 percent of sales, in the prior year first nine months. Due to the strength of the U.S. dollar in the 2015 first nine months, foreign currency exchange reduced operating profit by approximately $9.5 million.
Tennant generated $30.9 million in cash from operations in the 2015 first nine months. Cash on the balance sheet at September 30, 2015, totaled $56.8 million, versus $79.8 million a year ago. The company's total debt was $24.6 million, down from $28.2 million at the end of the prior year period. During the first nine months of 2015, Tennant has paid a total of $11.0 million in cash dividends to shareholders and repurchased 648,479 shares at a cost of $39.1 million.

Business Outlook
Based on its year-to-date results, expectations for the remainder of the year and a greater-than-anticipated unfavorable foreign currency impact, Tennant Company now estimates 2015 full year net sales in the range of $815 million to $825 million, down 0.8 percent to up 0.4 percent, and up approximately 4 percent to 6 percent organically, assuming an unfavorable foreign currency exchange impact on sales in the range of 5 percent to 6 percent. Previously, Tennant anticipated 2015 full year net sales in the range of $825 million to $845 million.

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The company is narrowing its 2015 full year earnings guidance to a range of $2.45 to $2.65 per diluted share, as adjusted. Previously, Tennant anticipated 2015 full year earnings in the range of $2.40 to $2.70 per diluted share. Foreign currency exchange headwinds in 2015 are now estimated to negatively impact operating profit in the range of $12 million to $14 million, or approximately $0.44 to $0.52 per diluted share. The estimated higher effective tax rate in 2015 is anticipated to negatively impact earnings by approximately $0.14 per diluted share. For the 2014 full year, diluted earnings per share totaled $2.70 on net sales of $822 million.
Tennant’s 2015 annual financial outlook includes the following assumptions:

•	Economic strength in North America and modest improvement in Europe, and growth in emerging markets;

•	Increased foreign currency impact on sales for the full year in the range of an unfavorable 5 percent to 6 percent, with a $12 million to $14 million negative effect on operating profit;

•	Gross margin performance of approximately 43 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies;

•	Capital expenditures in the range of $25 million to $28 million; and

•	An effective tax rate of approximately 31 percent, including the anticipated enactment of the 2015 Federal R&D tax credit.
Commented Killingstad: “We are continuing to invest in our growth agenda, and we remain on track to deliver gains in organic sales and adjusted operating profit margin in 2015. We anticipate foreign currency headwinds to remain challenging through the remainder of the year. We are focused on creating value through new product introductions, and expanding our worldwide sales and marketing initiatives to increase Tennant’s global market share, while concurrently running a more efficient business to raise productivity.”

Conference Call
Tennant will host a conference call to discuss the 2015 third quarter results today, October 27, 2015, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.

About Tennant Company
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: the competition in our business, foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; geopolitical and economic uncertainty throughout the world; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; fluctuations in the cost, quality, or availability of raw materials and purchased components; our ability to effectively manage organizational changes; our ability to comply with laws and regulations; the occurrence of a significant business interruption; our ability to develop and commercialize new innovative products and services; and unforeseen product liability claims or product quality issues. In addition, there can be no assurance that a transaction will be consummated for the company’s Green Machines city cleaning assets, and the actual amount of any related tax impact will depend on the specific terms of any definitive transaction that may be executed.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release and the related conference call include presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table. In addition, this news release and related conference call include a discussion of sales and sales growth on a “Constant Currency” (or organic) basis, which are non-GAAP measures. For purpose of comparison, sales growth on a “Constant Currency” (or organic) basis use 2014 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

FINANCIAL TABLES FOLLOW

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TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Net Sales	$204,802	$202,643	$605,946	$605,706
Cost of Sales	116,145	115,480	344,175	346,363
Gross Profit	88,657	87,163	261,771	259,343
Gross Margin	43.3%	43.0%	43.2%	42.8%
Operating Expense:
Research and Development Expense	8,207	6,844	24,321	21,976
Selling and Administrative Expense	64,681	63,215	190,840	187,885
Impairment of Long-Lived Assets	11,199	—	11,199	—
Total Operating Expense	84,087	70,059	226,360	209,861
Profit from Operations	4,570	17,104	35,411	49,482
Operating Margin	2.2%	8.4%	5.8%	8.2%
Other Income (Expense):
Interest Income	42	84	145	254
Interest Expense	(215)	(396)	(1,011)	(1,301)
Net Foreign Currency Transaction Losses	(272)	(276)	(940)	(156)
Other Expense, Net	(174)	(162)	(411)	(282)
Total Other Expense, Net	(619)	(750)	(2,217)	(1,485)

Profit Before Income Taxes	3,951	16,354	33,194	47,997
Income Tax Expense	4,902	4,562	14,302	14,887
Net (Loss) Earnings	$(951)	$11,792	$18,892	$33,110

Net (Loss) Earnings per Share:
Basic	$(0.05)	$0.65	$1.04	$1.82
Diluted	$(0.05)	$0.63	$1.01	$1.77

Weighted Average Shares Outstanding:
Basic	17,941,171	18,120,729	18,139,314	18,201,291
Diluted	17,941,171	18,635,287	18,618,031	18,727,818

Cash Dividends Declared per Common Share	$0.20	$0.20	$0.60	$0.58

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Nine Months Ended
	September 30			September 30
	2015	2014	%	2015	2014	%
Americas	$148,947	$142,149	4.8	$444,379	$418,236	6.3
Europe, Middle East and Africa	34,525	40,610	(15.0)	102,913	124,946	(17.6)
Asia Pacific	21,330	19,884	7.3	58,654	62,524	(6.2)
Total	$204,802	$202,643	1.1	$605,946	$605,706	—
(1) Net of intercompany sales.

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TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	September 30,	December 31,	September 30,
	2015	2014	2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$56,807	$92,962	$79,784
Restricted Cash	614	352	395
Net Receivables	137,230	152,383	141,771
Inventories	83,315	80,511	83,964
Prepaid Expenses	11,661	9,552	13,473
Deferred Income Taxes, Current Portion	9,609	9,738	8,200
Other Current Assets	2,418	1,591	1,658
Assets Held for Sale	7,747	—	—
Total Current Assets	309,401	347,089	329,245
Property, Plant and Equipment	267,619	262,214	311,704
Accumulated Depreciation	(179,837)	(175,671)	(226,513)
Property, Plant and Equipment, Net	87,782	86,543	85,191
Deferred Income Taxes, Long-Term Portion	7,227	8,165	6,072
Goodwill	16,822	18,355	18,725
Intangible Assets, Net	3,320	15,588	16,680
Other Assets	10,728	11,192	15,337
Total Assets	$435,280	$486,932	$471,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$3,435	$3,566	$3,717
Accounts Payable	54,394	61,627	57,896
Employee Compensation and Benefits	36,541	33,842	33,549
Income Taxes Payable	1,175	1,087	1,140
Other Current Liabilities	42,670	45,508	43,209
Liabilities Held for Sale	1,252	—	—
Total Current Liabilities	139,467	145,630	139,511
Long-Term Liabilities:
Long-Term Debt	21,143	24,571	24,450
Employee-Related Benefits	24,017	25,711	24,407
Deferred Income Taxes, Long-Term Portion	1,614	5,989	4,553
Other Liabilities	3,688	4,380	4,961
Total Long-Term Liabilities	50,462	60,651	58,371
Total Liabilities	189,929	206,281	197,882
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,689	6,906	6,903
Additional Paid-In Capital	—	26,247	24,271
Retained Earnings	288,420	286,091	272,183
Accumulated Other Comprehensive Loss	(49,758)	(38,593)	(29,989)
Total Shareholders’ Equity	245,351	280,651	273,368
Total Liabilities and Shareholders’ Equity	$435,280	$486,932	$471,250

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Page 9 – Tennant Company Reports 2015 Third Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Nine Months Ended
	September 30
	2015	2014
OPERATING ACTIVITIES
Net Earnings	$18,892	$33,110
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	11,964	13,186
Amortization	1,368	1,812
Impairment of Long-Lived Assets	11,199	—
Deferred Income Taxes	(4,161)	3,136
Share-Based Compensation Expense	6,580	5,261
Allowance for Doubtful Accounts and Returns	1,426	1,248
Other, Net	(102)	(45)
Changes in Operating Assets and Liabilities:
Receivables	6,693	(6,077)
Inventories	(14,712)	(21,720)
Accounts Payable	(4,720)	5,879
Employee Compensation and Benefits	2,354	1,755
Other Current Liabilities	(872)	216
Income Taxes	(825)	137
Other Assets and Liabilities	(4,180)	(1,073)
Net Cash Provided by Operating Activities	30,904	36,825

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(14,597)	(13,476)
Proceeds from Disposals of Property, Plant and Equipment	257	235
Proceeds from Sale of Business	1,188	1,418
Increase in Restricted Cash	(319)	(12)
Net Cash Used in Investing Activities	(13,471)	(11,835)

FINANCING ACTIVITIES
Payments of Short-Term Debt	—	(1,500)
Payments of Long-Term Debt	(3,429)	(2,015)
Purchases of Common Stock	(39,123)	(13,609)
Proceeds from Issuances of Common Stock	981	1,650
Excess Tax Benefit on Stock Plans	707	1,620
Dividends Paid	(10,953)	(10,854)
Net Cash Used in Financing Activities	(51,817)	(24,708)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,771)	(1,482)

Net Decrease in Cash and Cash Equivalents	(36,155)	(1,200)

Cash and Cash Equivalents at Beginning of Period	92,962	80,984

Cash and Cash Equivalents at End of Period	$56,807	$79,784

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Page 10 – Tennant Company Reports 2015 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Net Sales	$204,802	$202,643	$605,946	$605,706

Cost of Sales	116,145	115,480	344,175	346,363
Gross Profit - as reported	88,657	87,163	261,771	259,343
Gross Margin	43.3%	43.0%	43.2%	42.8%

Operating Expense:
Research and Development Expense	8,207	6,844	24,321	21,976
Selling and Administrative Expense	64,681	63,215	190,840	187,885
Impairment of Long-Lived Assets	11,199	—	11,199	—
Total Operating Expense	84,087	70,059	226,360	209,861

Profit from Operations - as reported	$4,570	$17,104	$35,411	$49,482
Operating Margin - as reported	2.2%	8.4%	5.8%	8.2%
Adjustments:
Impairment of Long-Lived Assets	11,199	—	11,199	—
Restructuring Charge	1,779	—	1,779	—
Profit from Operations - as adjusted	$17,548	$17,104	$48,389	$49,482
Operating Margin - as adjusted	8.6%	8.4%	8.0%	8.2%

Other Income (Expense):
Interest Income	42	$84	145	254
Interest Expense	(215)	$(396)	(1,011)	(1,301)
Net Foreign Currency Transaction Losses	(272)	$(276)	(940)	(156)
Other Expense, Net	(174)	$(162)	(411)	(282)
Total Other Expense, Net	(619)	$(750)	(2,217)	(1,485)

Profit Before Income Taxes - as reported	$3,951	$16,354	$33,194	$47,997
Adjustments:
Impairment of Long-Lived Assets	11,199	$—	11,199	—
Restructuring Charge	1,779	$—	1,779	—
Profit Before Income Taxes - as adjusted	$16,929	$16,354	$46,172	$47,997

Income Tax Expense - as reported	$4,902	$4,562	$14,302	$14,887
Adjustments:
Impairment of Long-Lived Assets	(329)	$—	(329)	—
Restructuring Charge	220	$—	220	—
Income Tax Expense - as adjusted	$4,793	$4,562	$14,193	$14,887

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Page 11 – Tennant Company Reports 2015 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014

Net (Loss) Earnings - as reported	$(951)	$11,792	$18,892	$33,110
Adjustments:
Impairment of Long-Lived Assets	11,528	—	11,528	—
Restructuring Charge	1,559	—	1,559	—
Net Earnings - as adjusted	$12,136	$11,792	$31,979	$33,110

Net (Loss) Earnings per Share - as reported:
Basic	$(0.05)	$0.65	$1.04	$1.82
Diluted	$(0.05)	$0.63	$1.01	$1.77
Adjustments:
Impairment of Long-Lived Assets	0.64	—	0.62	—
Restructuring Charge	0.09	—	0.08	—
Diluted Net Earnings per Share - as adjusted	$0.68	$0.63	$1.71	$1.77
Impact:
Foreign Currency Exchange	0.16		0.35
Diluted Net Earnings per Share, as adjusted, on a "Constant Currency" basis	$0.84		$2.06

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